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                                                                    Exhibit 99.1


   IVIVI TECHNOLOGIES, INC. ANNOUNCES EXERCISE OF UNDERWRITERS' OVER-ALLOTMENT
                   OPTION FOR 250,000 SHARES OF COMMON STOCK


        NORTHVALE, N.J., NOVEMBER 22, 2006 -IVIVI TECHNOLOGIES, INC. (AMEX: II) (the "Company") today announced the closing of the sale of 250,000 shares of its common stock pursuant to the partial exercise of the over-allotment option granted to the underwriters in connection with the initial public offering of the Company's common stock, which closed on October 24, 2006. These shares were sold at the initial public offering price of $6.00 per share. Net proceeds to the Company from the exercise of the over-allotment option are expected to be approximately $1.35 million.

Maxim Group LLC acted as representative of the underwriters of the offering and Brean Murray, Carret & Co., LLC acted as co-manager of the offering. Copies of the final prospectus may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, (800) 724-0761.

These securities were issued pursuant to a registration statement on Form SB-2 which was filed with and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ivivi Technologies, Inc.

Based in Northvale, NJ, Ivivi Technologies, Inc. is an early-stage medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Electrotherapeutic technologies use electric or electromagnetic signals to help relieve pain, swelling and inflammation and to promote healing processes and tissue regeneration.

Forward-Looking Statements

This press release contains forward looking statements that are subject to risk and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's registration statement on Form SB-2. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

Investor Relations Contact:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com

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